Exhibit 16.1

Independent Registered Accounting Firm Letterhead

February 14, 2011

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: Trudy Corporation

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated February 2, 2011, of Trudy Corporation (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC

Houston, Texas

www.mkacpas.com